BUTLER INTERNATIONAL, INC.

NEWS
FOR IMMEDIATE RELEASE

April 4, 2006

CONTACT:
Tom Considine
(201) 476-5404

BUTLER INTERNATIONAL REPORTS SELECTED FINANCIAL INFORMATION FOR 2005 AND UPDATES ON 2005 AUDIT, SEC FILINGS AND DEBT REFINANCING PLANS

MONTVALE, NJ . . . Butler International, Inc. (NASDAQ SC: BUTLE) today announced selected financial information for 2005.

Selected 2005 Annual Results
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Annual sales for 2005 were $287 million, a 14.3% increase over 2004 sales of $251 million. This sales growth continues the pattern of quarterly and annual sales increases established in the last quarter of 2003. Annual gross margin for 2005 was $52 million, an 18.8% increase over 2004 annual gross margin of $44 million. Annual gross margin as a percentage of sales in 2005 was 18.0% compared to 17.3% in 2004. Selling, general and administrative (SG&A) expense for the year ended 2005 was $40 million, a 22.1% increase compared to 2004 SG&A expense of $33 million. The SG&A expense as a percent of sales for 2005 was 13.9% compared to 13.0% in 2004. Operating income was approximately $10 million for 2005, a 14.9% increase compared to 2004 operating income of $9 million. Interest expense was approximately $5 million in 2005, a 25.0% increase compared to 2004 interest expense of $4 million. Earnings before tax in 2005 were approximately $5 million, a 6.0% increase compared to 2004 earnings before tax of $4.7 million. Figures, except for percentages, are rounded to the nearest $1,000,000.

2005 Audit and Anticipated Restatement
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During the course of the third quarter 2005 quarterly review and as part of the 2005 audit, the Company and its current and prior auditors identified several tax and two prior year balance sheet accounting issues that may lead to a restatement of the Company’s financial statements for several prior years and quarters. While the audit is not complete, the issues identified to date involve non-cash accounting issues. The Company and its auditors will determine whether a restatement is required.

SEC Filings
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The Company will complete any necessary restatements, if required, and then anticipates filing its' third quarter 2005 Form 10-Q and 2005 Form 10-K, no later than May 1, 2006. On March 31, 2006 the Company requested the NASDAQ Listing Qualifications Panel grant an extension to file the Form 10-Q for the September 30, 2005 quarter through that date.

Debt Refinancing
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The Company is actively engaged in attempting to refinance and replace all the GECC debt, which is substantially all of the Company’s debt. The Company has received proposals from and executed term sheets with potential lenders. These potential lenders' due diligence is substantially complete. The Company and the potential lenders have been negotiating loan documents.

The Company has been receiving quarterly extensions of its GECC debt maturity for over one year. As part of one of the amendments extending the Company's debt maturity, GECC required the Company to increase its quarterly loan payment from $1 million to $2 million. The Company started making the increased quarterly payments in October 2005 and has made all required payments to date. The increased term loan payments have reduced the availability of credit under the Company’s working capital revolver with GECC. There can be no assurance that GECC will grant future debt maturity extensions or not accelerate the debt or the Company would have adequate liquidity to fund its plans for growth if the refinancing is not successful. The refinancing effort, if successful, will reduce the required term loan payments and should provide the Company with adequate liquidity to continue with its plans for growth.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing World
New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315
www.butler.com